UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 1, 2017
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2017, Ray Barrette retired as Chief Executive Officer of White Mountains Insurance Group, Ltd. (the “Company”) and as Chairman and a member of the Board of Directors of the Company (the “Board”). Immediately following Mr. Barrette’s resignation, Manning Rountree, 44, was appointed Chief Executive Officer of the Company and a member of the Board, and Morgan Davis, the lead independent director of the Board, was appointed non-Executive Chairman of the Board.

Mr. Rountree, the Company’s new Chief Executive Officer, has most recently served as Executive Vice President of the Company and as President of White Mountains Capital, Inc. He joined the Company in 2004 and has served in a variety of roles, including as President of White Mountains Advisors LLC from February 2009 until December 2014. Prior to joining the Company, Mr. Rountree was Director of Corporate Development at Putnam Investments and, prior to that, an associate at McKinsey & Company, working primarily in the insurance and asset management practices. Mr. Rountree also currently serves as a director of Build America Mutual Assurance Company, where he chairs the Risk and Finance Committees, as a director of OneBeacon Insurance Group, Ltd., and as a director of Admiral Group plc, where he is a member of the Global Risk Committee.  Mr. Rountree has extensive experience in insurance-related M&A, operations and investments.

There are no arrangements or understandings between Mr. Rountree and any other persons pursuant to which he was selected as Chief Executive Officer. There are also no family relationships between Mr. Rountree and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no material changes to Mr. Rountree’s compensation at this time.

On March 1, 2017, the Company, acting on the recommendation of the Board’s Compensation Committee, approved and entered into a letter agreement (the “Agreement”) with Mr. Barrette. Under the Agreement, the Company agreed to pay Mr. Barrette in connection with his retirement (i) a cash bonus for the 2017 fiscal year equal to $187,500 and (ii) a cash retirement payment equal to approximately $21 million. Mr. Barrette’s unvested long term performance shares and restricted shares were canceled in connection with his retirement. The Agreement provides that Mr. Barrette will be subject to certain restrictive covenants regarding competition, solicitation and disparagement that apply through December 31, 2018. In connection with the Agreement, Mr. Barrette and the Company entered into a mutual release of claims.

The foregoing description of the Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s periodic report filed pursuant to the Securities Exchange Act of 1934, as amended, for the quarter ending March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
DATED: March 6, 2017	By:	/s/ J. BRIAN PALMER J. Brian Palmer Managing Director and Chief Accounting Officer